Exhibit 10.25

DESCRIPTION OF 2011 BONUS PLAN

In February 2011, the Compensation Committee of our Board of Directors (the "Compensation Committee") approved performance-based bonus opportunities under which our named executive officers, David R. Parker, Richard B. Cribbs, Joey B. Hogan, Tony Smith, and R.H. Lovin, Jr. (each a "Named Executive Officer" and, collectively, the "Named Executive Officers"), are eligible to receive a bonus equal to a percentage of their base salary based upon our achievement of fiscal 2011 consolidated operating income and operating ratio targets (and for Mr. Smith, the satisfaction of the fiscal 2011 operating income and operating ratio targets established for Southern Refrigerated Transport, Inc. ("SRT")), as applicable.  As in 2010, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets are set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.

In connection with the 2011 performance-based bonus opportunities described above and consistent with the Company's performance goals, the Compensation Committee set performance targets for each Named Executive Officer (other than Mr. Smith, whose performance targets are provided below) related to us having consolidated operating income of $35,351,000 and a consolidated operating ratio of 93.9% for 2011.  As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The applicable percentage of the achieved performance target is then multiplied by the Named Executive Officer's target bonus (50% of each of Messrs. Parker's, Hogan's and Lovin's base salaries for 2011; 40% of Mr. Cribbs' base salary for 2011) to determine the Named Executive Officer's bonus.  The following table sets forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2011 Incremental Ranges of Performance Targets (Consolidated)
Consolidated Operating Income ($) (000s)	Consolidated Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
33,200	94.3	75.0
35,351	93.9	100.0
37,854	93.5	110.0
40,356	93.1	120.0
41,392	92.9	150.0

For Mr. Smith, the Compensation Committee set performance targets, of which 20% is related to the consolidated performance targets set forth above and 80% is related to SRT having operating income of $15,324,000 and an operating ratio of 90.2% for 2011.  As with the performance targets for the other Named Executive Officers, the Compensation Committee also created specific parameters for awarding an additional bonus to Mr. Smith within certain incremental ranges of achievement above the performance targets.  The following table sets forth, with respect to Mr. Smith, a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2011 Incremental Ranges of Performance Targets (SRT)
SRT Operating Income ($) (000s)	SRT Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
14,683	90.6	75.0
15,324	90.2	100.0
15,996	89.8	110.0
16,668	89.3	120.0
16,966	89.1	150.0

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